EXHIBIT 10.26


SUMMO MINERALS CORPORATION
900 DENVER CENTER BUILDING
1776 LINCOLN STREET, DENVER, COLORADO 80203
TELEPHONE: 303/861-5400  FAX: 303/863-1736




May 15, 1997

Mr. Mark Hellerstein
President and CEO
St. Mary Land & Exploration Company
1776 Lincoln Street, Suite 1100
Denver, Colorado 80203

Dear Mark:

The purpose of this letter is to outline the basic terms and conditions, agreed to as of May 1, 1997, whereby Summo Minerals Corporation ("SMC") and its wholly-owned subsidiary, Summo USA Corp. ("SUSA") and St. Mary Land & Exploration Company and St. Mary Minerals Inc. ("St. Mary") propose to restructure the ownership and finalize financing of the Lisbon Valley Copper Project (the "Project") as described below (collectively the "Proposed Transaction").


(I)      Formation of Lisbon Valley Mining Company ("LVM")

         1. LVM will be formed as a special purpose, U.S. domiciled, limited liability company to own and operate the Project.


(II)     SUSA Contributions to LVM

         1.   SMC  will   complete  a  private   placement   of  equity   and/or
              subordinated convertible debt for at least US$6.2 million and SUSA will contribute US$3.2 million in cash to LVM.

         2. SUSA will contribute all rights to the Project to LVM, including the associated Mining Contract, the Construction Contract, the Acid Contract, the Power Contract, all Project permits, and commitments from ING Capital Corporation and Heller Financial Inc. (the "Banks") for a US$45 million senior debt facility (the "Project Loan").

         3.   SMC/SUSA will provide a corporate guarantee of the Project Loan.

         4.   SUSA will contribute all rights to the Champion property to LVM.


(III)    St. Mary Contributions to LVM

         1.   St. Mary will contribute 9,924,093 SMC common shares to LVM.

         2.   St. Mary will contribute US$4.0 million in cash to LVM.

         3. St. Mary will contribute a US$5.0 million letter of credit for the benefit of the Banks in satisfaction of the Bank's requirement that LVM maintain a US$5.0 million Cash Reserve Account for the life of the Project Loan. St. Mary will also provide a US$3.6 million letter of credit for the benefit of the Banks in satisfaction of the Bank's requirement that LVM maintain a US$3.6 million Project Construction Cost Overrun Reserve account through completion of the Project. If a letter of credit provided by St. Mary is drawn upon by the Banks, the amount of any such draw shall be treated as a capital contribution by St. Mary to LVM and will be subject to the provisions of Section VI-3 below.

         4. St. Mary will contribute its 1.5% NSR in the Champion property to LVM.


(IV)     LVM Capital Calls


         1. If LVM requires additional capital, for example to fund Project construction cost overruns or for Project working capital requirements, LVM will notify SUSA and St. Mary of the amount of the required capital contribution (a "LVM Capital Call") and their respective share of the LVM Capital Call, which shall be calculated in accordance with the sharing ratios described in
              Section VI below. It is the expectation of SUSA and St. Mary that each party will fund its respective share of any LVM Capital Call.

         2. SMC and SUSA agree, if necessary, to arrange to fund their proportionate share of any LVM Capital call through the issuance of a subordinated convertible note to TIC in a maximum principal amount of $1.5 million (the"TIC Note"). The TIC Note will be convertible into SMC common stock and repayment of the TIC Note will be the sole responsibility of SMC/SUSA.

         3. If SMC/SUSA is unable to fund its proportionate share of the first US$8.6 million of LVM Capital Calls pursuant to the provisions of
              Section IV-2 above, or otherwise, St. Mary agrees to loan SMC/SUSA its respective share of such capital call(s) for a period not to exceed 60 days at an annual interest rate equal to the prime rate plus one percent (A "Capital Call Loan"). Capital Call Loans will be subordinated to the Project Loan, SMC's US$3.0 million note obligation to Brown & Root, the TIC Note and pari-passu with any other senior indebtedness of SMC.

              If SUSA does not repay a Capital Call Loan within 60 days, St.Mary and SMC agree that such loan will be extended (an "Extended Capital Call Loan") as follows:

              (a) SMC will grant St. Mary with a two-year warrant to acquire one common share of SMC for each Cdn$2.00 of unpaid principal and accrued interest converted to an Extended Capital Call Loan. Such common stock purchase warrants shall have an exercise price equal to Cdn$1.25 (subject to customary anti-dilution provisions).

              (b) An Extended Capital Call Loan shall have a maximum term of two years, shall accrue interest at an annual rate equal to 12% and principal and interest shall be payable monthly.

              (c) At St. Mary's option, for a period of two years, the principal amount of the Extended Capital Call Loan plus accrued interest shall be (i) convertible (in whole or in part) into SMC's common stock at a conversion price equal to Cdn$1.25 (subject to customary anti-dilution provisions), or alternatively, (ii) exchangeable (in whole or in part) into an additional interest in LVM which will increase St. Mary's ownership in the profits, losses and operating cash flows of LVM in accordance with Section VI-3 below.

              (d) SMC agrees to provide St. Mary,  during the period in which an
                  Extended Capital Loan is outstanding, with a security interest in SUSA's ownership interest in LVM as well as SMC's other assets in an amount equal to the outstanding principal and accrued interest under an Extended Capital Call Loan.

         4. The principal amount of St. Mary's letters of credit will be reduced by the amount of any LVM Capital Call, with exception of a LVM Capital Call arising from an expansion of the Project.


(V)      Distribution of SMC Shares

         1. The SMC common shares contributed to LVM by St. Mary will be distributed by LVM to SUSA.

         2.   SUSA will in turn distribute the SMC common shares to SMC.


(VI)     LVM Sharing Ratios


         1. In consideration for its contributions to LVM, St. Mary will receive a 55% interest ("St. Mary Sharing Ratio") in the profits and losses, distributions of earnings and profits from operations, and voting rights of LVM.

         2. In consideration for its contributions to LVM, SUSA will receive a 45% interest ("SUSA Sharing Ratio") in the profits and losses, distributions of earnings and profits from operations, and voting rights of LVM.

         3. Additional contributions to LVM by St. Mary or SUSA which are disproportionate to the original Sharing Ratios set forth in
              Section VI-1 and 2 above will receive credit equal to 125% of each such disproportionate contribution for purposes of calculating adjusted Sharing Ratios for SUSA and St. Mary.

         4. The beginning stated capital positions of St. Mary and SUSA which will be used as the base line for calculating adjusted Sharing Ratios in Section VI-3 above are calculated as follows:


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               SMC common stock          US$ 5,858,531
               Property                  US$ 5,423,233
               Cash St. Mary             US$ 4,000,000
               Cash SUSA                 US$ 3,200,000

               Total                     US$18,481,764

               St. Mary Beginning Capital Position:     US$10,164,970  (55%)
               SUSA Beginning Capital Position:         US$ 8,316,794  (45%)

               Total                                    US$18,481,764


(VII)    LVM Operating Agreement

         1. SUSA and St. Mary agree to enter into a mutually acceptable operating agreement (the "Operating Agreement") which shall appoint SUSA to serve as operator of the Project. LVM will reimburse SUSA for its overhead expenses incurred as operator of the Project. Such reimbursement will be a fixed amount mutually agreed to in advance, subject to an annual increase based on the CPI index, and will be payable monthly. SUSA and St. Mary agree that disputes or an inability to resolve issues requiring a 65% majority vote under the Operating Agreement pursuant to Section VII-2 below will be resolved through arbitration in accordance with a mutually acceptable mechanism to be specified in the Operating Agreement.

         2. The Operating Agreement will provide that affirmative votes representing at least 65% of the ownership of LVM will be required to (i) approve LVM's annual budgets, (ii) commence, suspend or terminate operations of the Project, (iii) authorize the sale or disposition of the Project (concurrence not to be unreasonably withheld), (iv) remove the Project operator or appoint a new operator, (v) incur additional senior indebtedness, or (vi) pledge LVM's assets.


(VII)    Other Matters

         1. St. Mary and SUSA agree to enter into a mutually acceptable agreement (the "Option Agreement") whereby St. Mary will grant SUSA a non-transferable, one-year option to acquire up to a maximum 5.1% interest in LVM from St. Mary for a cash payment equal to US$450,000 per each one percent interest in LVM acquired by SUSA, up to a maximum of 5.1% interest in LVM for US$2,295,000.

         2. SUSA agrees to pay an annual cash fee to St. Mary equal to 1% of the outstanding principal amount of the letters of credit contributed by St. Mary to LVM for the benefit of the Banks. SUSA further agrees to reimburse St. Mary for any legal or administrative costs incurred by St. Mary in arranging such letters of credit.


This letter does not constitute a binding obligation to proceed with or to complete the Proposed Transaction. The Proposed Transaction is subject to (i) the issuance of all required Project permits and resolution of the outstanding appeal of the Project's permits in a manner satisfactory to both SUSA and St. Mary, (ii) the consent of the Banks, (iii) the written agreement of a majority of the minority of SMC's shareholders to vote in favor of the Proposed Transaction, (iv) approval of the Proposed Transaction by all necessary regulatory and tax agencies including the British Columbia Court, the Ontario Securities Commission, Revenue Canada and the TSE, (v) approval of the Proposed Transaction by the necessary majority of SMC's minority shareholders at a Special General Meeting of such shareholders (vi) SMC's receipt of a satisfactory opinion as to the fairness of the Proposed Transaction, (vii) St,. Mary's receipt of a satisfactory independent valuation of its SMC common stock contributed to LVM, and, (viii) the final approval of the Proposed Transaction by the respective Boards of SMC and St. Mary.

If the foregoing correctly sets forth your understanding, please so indicate by signing and returning to us an executed copy of this letter. We look forward to working with you towards the successful completion of the Proposed Transaction.

                                                     Sincerely,

                           SUMMO MINERALS CORPORATION



                                                     James D. Frank
                                                     V.P. Finance and CFO




Accepted and agreed as of the date of this letter agreement:

ST. MARY LAND & EXPLORATION COMPANY


-------------------------------------
Mark A. Hellerstein
President and CEO
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